Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement under The Securities Act of 1933 of our report dated April 16, 2019, except for Note 1A to which date is July 8, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the year ended December 31, 2018, relating to the consolidated financial statements of INVO Bioscience, Inc., which appear in such Registration Statement and related Prospectus for the registration of shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

New York, New York September 21, 2020